EXHIBIT 10.1

MASTER EQUIPMENT LEASE AGREEMENT

MASTER EQUIPMENT LEASE AGREEMENT NO. 20071648

This Master Equipment Lease Agreement (this “Lease”) dated July 3, 2014 between Jules and Associates, Inc. (“Lessor”) with a place of business located at 515 South Figueroa Street, Suite 1900, Los Angeles, California 90071 and CTI Industries Corporation, a Illinois Corporation with charter identification number 61786341 (“Lessee”) having its chief executive office or principal place of business located at 22160 North Pepper Road, Lake Barrington, IL 60010.

1. LEASE AGREEMENT. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, all of the personal property (“Equipment”) described in the Equipment Lease Schedule(s), which are or may be from time to time executed by Lessor and Lessee referencing this Lease (“Schedules”), upon the terms and conditions set forth in this Lease as supplemented by the terms and conditions of the Schedule(s). Whenever reference is made herein to this “Lease”, it shall be deemed to include each of the Schedules identifying all items of Equipment described in such Schedules. The terms and conditions of this Lease are incorporated into each Schedule. Each Schedule shall contain such additional terms and conditions as Lessor and Lessee shall agree (as set forth therein), and each Schedule shall constitute a separate lease obligation of the Lessee with respect to the Equipment described in such Schedule. In the event the Equipment includes software (including all documentation, later versions, updates, modifications) (“Software”), the Software shall be deemed Equipment for all purposes under the Lease. Lessee shall possess and use the Software in accordance with the terms and conditions of any license agreement (“License”) entered into with the owner/vendor of such Software (at Lessor’s request, Lessee shall provide a complete copy of the License to Lessor).

2. SELECTION OF EQUIPMENT. Lessee agrees and acknowledges that it is the intent of both parties to this Lease that it qualify as a “finance lease” as defined in Section 10103(a)(7) of the California Uniform Commercial Code. Lessee acknowledges and agrees that Lessee has selected both: (1) the Equipment; and (2) the supplier from whom Lessor is to purchase the Equipment. Lessee acknowledges that Lessor has not participated in any way in Lessee’s selection of the Equipment or of the supplier, and Lessor has not selected, manufactured, or supplied the Equipment. Lessor will have no liability for any delivery or failure by the supplier to fill the purchase order or to meet the conditions thereof.

Lessee is advised that it may have rights under the contract evidencing Lessor’s purchase of the Equipment from the supplier chosen by Lessee, and that Lessee should contact the supplier of the Equipment for a description of any such rights. LESSEE HEREBY WAIVES ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE UNDER DIVISION 10 OF THE CALIFORNIA COMMERCIAL CODE (AND ARTICLE 2A OF THE APPLICABLE UNIFORM COMMERCIAL CODE) WITH RESPECT TO LESSOR.

3. ACCEPTANCE. Lessee agrees to inspect the Equipment and to execute an Acknowledgment and Acceptance of Equipment by Lessee notice, as provided by Lessor, after the Equipment has been delivered and after Lessee has inspected and found the Equipment satisfactory in every respect. Lessee hereby authorizes Lessor to insert in the applicable Schedule any applicable dates and serial numbers or other identifying data with respect to the Equipment. Lessee specifically acknowledges that the Equipment is leased to Lessee solely for commercial or business purposes.

4. DISCLAIMER OF WARRANTIES AND CLAIMS; LIMITATION OF REMEDIES. LESSOR, NOT BEING THE MANUFACTURER OR SUPPLIER OF THE EQUIPMENT NOR THE MANUFACTURER’S OR SUPPLIER’S AGENT, MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO THE EQUIPMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LESSEE LEASES THE EQUIPMENT “AS IS” AND WITH ALL FAULTS, AS TO LESSOR. LESSOR SHALL NOT BE LIABLE FOR ANY LOSS OR INJURY TO USER OR TO ANY THIRD PERSON OR PROPERTY, INCLUDING DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES CAUSED BY THE USE, OWNERSHIP, OR POSSESSION OF THE EQUIPMENT. IF THE EQUIPMENT DOES NOT OPERATE AS REPRESENTED BY THE MANUFACTURER OR SUPPLIER OR IS UNSATISFACTORY FOR ANY REASON WHATSOEVER, LESSEE WILL NOT MAKE ANY CLAIM AGAINST LESSOR FOR DAMAGES. Lessee shall look to the manufacturer and/or supplier for any claims or remedies related to the Equipment. Lessor hereby acknowledges that any manufacturer’s and/or supplier’s warranties are for the benefit of both Lessor and Lessee. To the extent permitted by the manufacturer or supplier, and provided Lessee is not in default under this Lease, Lessor shall make available to Lessee all manufacturer and/or supplier warranties with respect to Equipment for the term of this Lease. Lessee shall continue making payments to Lessor under this Lease, regardless of any claims Lessee may have against the manufacturer or supplier. No representation or warranty by the manufacturer or supplier is binding on Lessor nor shall breach of such warranty relieve Lessee of Lessee’s obligations to Lessor as provided herein.

5. LIMITED PREARRANGED AMENDMENTS; AUTHORIZATION TO FILE FINANCING STATEMENTS; LIMITED POWER OF ATTORNEY. Lessee hereby agrees that Lessor may amend the terms of this Lease or any Schedules to reflect a change in the description of the leased Equipment. Lessee hereby authorizes Lessor or its assignee to file such Uniform Commercial Code financing statements or financing statement amendments in any jurisdiction as Lessor or such assignee shall deem necessary or desirable, at any time and from time to time, to carry out the terms of this Lease or any Schedule, or otherwise to perfect or maintain perfected Lessor’s interests in the Equipment and the proceeds thereof, in each case naming Lessee, as debtor or lessee, and Lessor, as secured party or lessor, and describing the Equipment and the proceeds thereof, as collateral. Lessee hereby further grants to Lessor a power of attorney, coupled with an interest, with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Lessee any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any document required to be obtained, executed, delivered or endorsed by Lessee in accordance with the terms of this Lease or any Schedule, including any instruments representing proceeds of insurance.

6. LOCATION. Lessee shall keep the Equipment only at the location specified in each Schedule or, if none is specified, at Lessee’s address as set forth above, and Lessee shall not remove the Equipment therefrom without providing Lessor 30 days prior written notice, unless the Equipment is mobile in nature and Lessee maintains a record of movement. Notwithstanding the foregoing, Lessee shall not move the Equipment to a location outside the continental United States. Lessor shall have the right to inspect the Equipment and observe its use during normal business hours, and Lessee will ensure Lessor’s ability to enter into and upon the premises where the Equipment may be located for such purpose.

7. USE. Lessee shall use the Equipment in a careful manner, shall make all necessary repairs at Lessee’s expense, and shall comply with all laws relating to its possession, use, maintenance, and shall not make any alterations, additions or improvements to the Equipment that decrease the value of said Equipment. All additions, repairs or improvements made to the Equipment shall belong to Lessor. So long as Lessee is not in default hereunder, Lessor shall not disturb Lessee’s quiet enjoyment of the Equipment, subject to the terms and conditions of this Lease.

8. COMMENCEMENT; RENTAL PAYMENTS. This Lease shall commence upon the written acceptance hereof by Lessor and shall end upon full performance and observance by Lessee of each and every term, condition and covenant set forth in this Lease, any Schedules hereto and any extensions hereof or thereof. The monthly rental payments shall be in advance and shall be in the amounts and frequency as set forth in the Schedules. The first such rental payment under each Schedule shall be made on the first day of the month following the date on which the applicable Equipment is accepted by the Lessee in accordance with Section 3 above. In addition to regular rentals, Lessee shall pay to Lessor interim rent, which shall be a pro-rata portion of the monthly rental charges under each Schedule based on a daily rental charge of one-thirtieth (1/30th) of the monthly rental calculated from the date on which the applicable Equipment is accepted by the Lessee to the end of the respective month, and shall be due and payable upon Lessee’s receipt of invoice from Lessor. The rental period for each Schedule shall terminate following the last day of the term stated on such Schedule unless such Schedule has been extended or otherwise modified in accordance with the terms and conditions hereof. LESSEE’S OBLIGATIONS TO PAY THE RENTALS AND OTHER SUMS DUE UNDER THIS LEASE SHALL BE AND ARE ABSOLUTE AND UNCONDITIONAL, AND SHALL BE PAID WITHOUT SET-OFF, ABATEMENT OR COUNTER-CLAIM OF ANY NATURE.

9. OWNERSHIP; PERSONALTY; SURRENDER; RENEWAL. The Equipment is, and shall remain, the property of Lessor, and Lessee shall have no right, title or interest therein or thereto, unless otherwise expressly set forth in any Schedule and addendum with respect to that Equipment. In the event that any Schedule and addendum grants to the Lessee an end of term purchase option and Lessee fails to give timely and proper notice as set forth in such Schedule and addendum, then that purchase option shall be null and void. The Equipment shall remain personal property even though installed in or attached to real property. Upon the expiration or termination of any Schedule or this Lease (unless Lessee has properly and timely exercised any end of term purchase option as set forth in this paragraph above), or in the event of a default pursuant to Section 17 hereof, Lessee shall return the Equipment at its expense in good repair, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering it, packed and ready for shipment, to (i) such place or carrier as mutually agreed upon by Lessor and Lessee, or (ii) in the event that Lessor and Lessee are unable to mutually agree upon a surrender location within five days, then Lessee shall return the Equipment to such place or carrier as Lessor shall specify. At Lessor’s option, this Lease, with respect to each Schedule, may be continued on a month-to-month basis until Lessee returns the Equipment subject to the Schedule to Lessor. In the event that the Lease, with respect to a Schedule, is so continued, Lessee shall pay to Lessor rentals in the same periodic amounts as indicated under “Rental” on the Schedule.

10. NO CHANGES TO LESSEE. Lessee shall not change its legal name, its state of organization or location of chief executive office; provided that Lessee may change its legal name or location of chief executive office upon giving Lessor not less than 30 days prior written notice and executing and delivering to Lessor such other agreements, instruments and documents as Lessor shall reasonably require in connection therewith to preserve Lessor’s rights and remedies with respect to all items of Equipment covered by this Lease and the Schedules.

11. LOSS AND DAMAGE. Lessee shall bear the entire risk of loss, theft, damage or destruction of the Equipment from any cause whatsoever, and no loss, theft, damage or destruction of the Equipment shall relieve Lessee of the obligation to pay rent or to comply with any other obligation under this Lease.

In the event of damage to any item of Equipment, Lessee shall immediately place the same in good repair at Lessee’s expense. If Lessor determines that any item of Equipment is lost, stolen, destroyed or damaged beyond repair, Lessee shall at Lessee’s option do one of the following: (a) replace the same with like Equipment in good repair, acceptable to Lessor; or (b) pay Lessor in cash the following: (i) all amounts due by Lessee to Lessor with respect to all affected Schedules up to the date of the loss; (ii) the unpaid balance of the total rent for the remaining term of the affected Schedules attributable to said item of Equipment, reduced to present value at a discount rate of 2% as of the date of the loss; and (iii) the Lessor’s estimate as of the time the subject Schedule was entered into of Lessor’s residual interest in such Equipment, reduced to present value at a discount rate of 2% as of the date of the loss. Upon Lessor’s receipt of payment as set forth above, Lessee shall be entitled to the lost, stolen, destroyed or damaged beyond repair Equipment, without any warranties. If insurance proceeds are used to fully comply with this subparagraph, the balance of any such proceeds shall go to Lessee to compensate for loss of use of the Equipment for the remaining term of the Lease.

12. INSURANCE; LIENS; TAXES. Lessee shall provide and maintain insurance against loss, theft, damage or destruction of the Equipment in an amount not less than the full replacement value of the Equipment, naming Lessor or its assigns as sole loss payee. Lessee shall also provide and maintain general liability insurance, including but not limited to product liability coverage, naming Lessor or its assigns as additional insureds, with a severability of interest endorsement or its equivalent, insuring against any and all loss or liability for damages either to persons or property or otherwise, which might result from or happen in connection with the condition, use or operation of the Equipment, with such limits and with insurers as are satisfactory to Lessor. Each policy shall expressly provide that any loss payable thereunder shall be payable notwithstanding any act, omission or neglect of Lessee or Lessor or its assigns, which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment, and a clause requiring the insurer to give not less than 30 days prior written notice to Lessor in the event of cancellation of the policy for any reason whatsoever. As to each policy, Lessee shall furnish to Lessor a certificate of insurance from the insurer, which certificate shall evidence the insurance coverage required by this Section and shall designate Lessor or its assigns as sole loss payee, or additional insured, as required by this Section. Lessor shall have no obligation to ascertain the existence or adequacy of insurance, or to provide any insurance coverage for the Equipment or for Lessee’s benefit.

Lessee shall keep the Equipment free and clear of all levies, liens and encumbrances.

Lessee shall timely report and pay all license and/or registration fees and personal property taxes which may now or hereafter be imposed by any federal, state or local government upon the Equipment (whether assessed on Lessor or Lessee), as applicable. Furthermore, Lessee shall timely pay all assessments, sales and use taxes, rental taxes, gross receipt taxes and other taxes or charges which may now or hereafter be imposed by any federal, state or local government upon the ownership, leasing, rental, sale, purchase, possession or use of the Equipment (whether assessed on Lessor or Lessee), as applicable, excluding, however, all taxes on or measured by Lessor’s net income. Lessee shall indemnify Lessor to the extent of any such unpaid taxes or fees (including penalties and interest) and Lessor’s costs associated therewith.

If Lessee fails to procure or maintain insurance, or to pay any charges or taxes, in either case as required by this Section, Lessor shall have the right, but shall not be obligated, to procure such insurance, or pay such charges or taxes, as the case may be. In that event, Lessor shall notify Lessee of such payment and Lessee shall repay to Lessor the cost thereof within 15 days after such notice is provided to Lessee.

13. INDEMNITY. Lessee does hereby assume liability for and shall indemnify, defend, protect, save and keep harmless Lessor and its successors and assigns against any and all losses, penalties, claims, actions, suits, costs, expenses, damages or liabilities, including all attorney fees and court costs of whatsoever kind and nature, in contract or tort, arising out of or connected with the Equipment or this Lease, including without limitation, any claim alleging latent and other defects, whether or not discovered by Lessor or Lessee and any claim for patent, trademark or copyright infringement. Such indemnification shall survive the expiration, cancellation or termination of this Lease. Lessee agrees to give Lessor notice of any claim or liability hereby indemnified against promptly following learning thereof.

14. ASSIGNMENT BY LESSOR. Any assignee of Lessor shall have all of the rights but none of the obligations of Lessor under this Lease; such obligations to remain with Lessor notwithstanding such assignment. Lessee shall recognize and hereby consents to any assignment of this Lease by Lessor, and Lessee shall not assert against the assignee any defense, counterclaim or set-off that Lessee may have against Lessor. Subject to the foregoing, this Lease inures to the benefit of and is binding upon the heirs, devisees, personal representatives, survivors, successors in interest and assigns of the parties hereto.

15. SERVICE CHARGES; INTEREST. If Lessee shall fail to make any payment required by this Lease within 10 days of the due date thereof, Lessee shall pay to Lessor a service charge of 5% of the amount due, provided, however, that not more than one such service charge shall be made on any delinquent payment regardless of the length of the delinquency. Further, Lessee shall pay to Lessor interest on any delinquent payment or amount due under this Lease from the due date thereof until paid, at 12% per annum; provided, however, in no event shall the interest and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lessor has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the amounts due hereunder, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no amounts outstanding under this Lease, Lessor shall refund to Lessee such excess.

16. TIME OF ESSENCE. Time is of the essence of this Lease, and this provision shall not be impliedly waived by the acceptance on occasion of late or defective performance.

17. DEFAULT. Lessee shall be in default of this Lease if: (a) Lessee shall fail to make any payment due under the terms of this Lease for a period of 10 days from the due date thereof; or (b) Lessee shall fail to observe, keep or perform any other provision of this Lease, and, if such failure is curable, Lessee has not cured such failure within 15 days; or (c) Lessee has made any misleading or false statement or representation to Lessor in connection with the application for, or performance of, this Lease; or (d) the Lease or Equipment, or any part thereof, shall be subject to any lien, levy, seizure, assignment, transfer, bulk transfer, encumbrance, application, attachment, execution, sublease, or sale without prior written consent of Lessor, or if Lessee shall abandon the Equipment or permit any other entity or person to use the Equipment without prior written consent of Lessor; or (e) Lessee or guarantor ceases to exist or ceases business activities (or any individual guarantor dies); or (f) Lessee or any guarantor of this Lease defaults on any obligation to or any other agreement it has with Lessor, or any of the above-listed events of default occur with respect to any guarantor, or Lessee or any guarantor files or has filed against it a petition under the bankruptcy laws, becomes insolvent or unable to pay its debts when they become due, or stops doing business as a going concern; or (g) Lessee undergoes a sale, buyout, change of control, or change in ownership of any type, form or manner which, as judged solely and reasonably by Lessor, results in a material deterioration in Lessee’s credit worthiness.

18. REMEDIES. If Lessee is in default, Lessor, with or without notice to Lessee, may: (a) enter (with notice to Lessee) upon Lessee’s premises and may, in accordance with applicable law, peacefully repossess and remove the Equipment, or render the Equipment unusable without removal; Lessee hereby waives any trespass or right of action for damages by reason of such entry, removal or disabling; any such repossession shall not constitute a termination of this Lease; (b) require Lessee, at its expense, to return the Equipment in good repair, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering it, packed and ready for shipment, to such place or carrier as Lessor may specify; (c) cancel or terminate this Lease and may retain any and all prior payments paid by Lessee; (d) declare all sums due and to become due under this Lease immediately due and payable, including as to any or all items of Equipment, and terminate all of Lessee’s rights under this Lease; (e) re-lease the Equipment to any third party upon such terms and conditions as Lessor alone shall determine, or may sell the Equipment without warranties at private or public sale as Lessor shall determine, at which sale Lessor may be the purchaser; in the event that Lessor shall sell the Equipment pursuant to the foregoing, Lessor may specifically disclaim any warranties of title or the like; (f) sue for and recover from Lessee the sum of all unpaid rents and other payments due under this Lease then accrued, plus all accelerated future payments due under this Lease, reduced to their present value using a discount rate of 2%, as of the date of default, plus Lessor’s estimate at the time this Lease was entered into of Lessor’s residual interest in the Equipment, reduced to present value at a discount rate of 2%, as of the date of default, less the net proceeds of disposition, if any, of the Equipment; and/or (g) pursue any other remedy available at law, by statute or in equity.

No right or remedy conferred upon or reserved to Lessor is exclusive of any other right or remedy herein, or by law or by equity provided or permitted, but each shall be cumulative of every other right or remedy given herein or now or hereafter existing by law or equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. In addition, Lessee shall pay to Lessor any actual additional expenses incurred by Lessor in its collection efforts. No single or partial exercise by Lessor of any right or remedy hereunder shall preclude any other or further exercise of any other right or remedy.

19. MULTIPLE LESSEES. In the event that there is more than one Lessee hereunder, each of them shall be jointly and severally responsible and liable to Lessor under this Lease. Lessor may, with the consent of any one of the Lessees hereunder, modify, extend or change any of the terms hereof without consent or knowledge of the others, without in any way releasing, waiving or impairing any right granted to Lessor against the others.

20. EXPENSE OF ENFORCEMENT. In the event of any legal action with respect to this Lease, the Lessor in any such action shall be entitled to reasonable attorneys’ fees, including attorneys’ fees incurred at the trial level, including action in bankruptcy court, on appeal or review, or incurred without action, suits or proceedings, together with all costs and expenses incurred in pursuit thereof.

21. LESSEE’S WARRANTIES AND MISCELLANEOUS. Lessee hereby represents and warrants to Lessor that (a) the financial data and other information that Lessee submits to Lessor in connection with this Lease is, or will be, as appropriate, a true and complete statement of the matters therein contained, (b) Lessee’s exact legal name (as set forth in its articles of incorporation or other formation documents), state of organization, corporate or charter identification number, and location of its chief executive office are accurately set forth in the preamble paragraph of this Lease, (c) this Lease has been duly authorized, executed and delivered by Lessee and constitutes the legal, valid and binding obligation, contract and agreement of Lessee enforceable against Lessee in accordance with its respective terms except as enforcement may be affected by bankruptcy and similar laws affecting creditors’ rights generally, and (d) this Lease and each and every showing provided by or on behalf of Lessee in connection herewith may be relied upon by Lessor in accordance with the terms thereof notwithstanding the failure of Lessee or other applicable party to ensure proper attestation thereto, whether by absence of a seal or acknowledgment or otherwise. The person executing this Lease on behalf of Lessee warrants that he or she has been fully authorized to do so. Lessee’s liability for Lessee’s obligations under this Lease will survive the expiration or earlier termination of this Lease.

(1) LESSEE HEREBY ACKNOWLEDGES THAT THIS LEASE IS NONCANCELABLE FOR THE ORIGINAL RENTAL TERM SET FORTH IN EACH SCHEDULE.

(2) Lessee agrees that Lessor may use Lessee’s name in advertising and promotional materials and general terms of this Lease and Schedules.

(3) Lessee shall furnish Lessor with (a) a fiscal year end financial statement including balance sheet and income statement upon request from Lessor, and (b) such other financial data or information relative to this Lease and the Equipment as Lessor may from time to time request.

(4) Lessee agrees that the information contained herein is confidential and for the sole use of the Lessee to whom it is delivered and the professionals hired by the Lessee who agree to be bound by this confidentiality clause. It may not be reproduced in whole or in part, without the express written permission of Lessor.

(5) As a precautionary matter, in the event that any court of competent jurisdiction shall determine that this Lease and/or any Schedule does not so qualify as a true lease, then Lessee hereby grants to Lessor a security interest in all Equipment leased hereunder and the proceeds thereof (including Equipment, and insurance proceeds) to secure Lessee’s obligations owing to Lessor hereunder.

22. SEVERABILITY. This Lease is intended to constitute a valid and enforceable legal instrument. In the event any provision hereof is declared invalid, such provision will be deemed severable from the remaining provisions of this Lease, all of which will remain in full force and effect.

23. ENTIRE AGREEMENT; WAIVER. This Lease and the Schedules executed by Lessor and Lessee constitute the entire agreement and understanding between Lessor and Lessee with respect to the Equipment and the subject matter of this Lease and the Schedules, and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof or thereof. No provision of this Lease or the Schedules shall be modified unless in writing signed by an authorized representative of Lessor and Lessee. Waiver by Lessor of any provision hereof in one instance shall not constitute a waiver of any other instance.

24. EFFECTIVENESS. This Lease shall not be effective until signed by Lessor at its principal place of business listed above.

25. CHOICE OF LAW; ARBITRATION. The parties hereto agree that any and all disputes, controversies, claims or defenses, whether based in tort, contract or otherwise, relating to or arising in any way out of this Lease, or the breach, termination, enforcement, interpretation or validity thereof, including the jurisdiction and arbitrability over the formation, existence, validity, interpretation or scope of this Lease (collectively, “Disputes”), shall be determined by arbitration in the Los Angeles, California, office of JAMS, Inc. (“JAMS”) before one arbitrator in accordance with JAMS’ commercial dispute resolution procedures. The arbitrator shall be a retired judge or justice from the panel of JAMS. If the parties are unable to agree on a retired judge or justice, Lessor and Lessee shall each name one retired judge or justice and the two named jurists shall select a third neutral judge or justice who will act as the sole arbitrator. The arbitrator shall issue a reasoned decision and shall apply the laws of the State of California as described below. The parties hereto agree to submit to the personal jurisdiction in such forum for any and all Disputes. This agreement to arbitrate shall be specifically enforceable. Each of the parties waives its rights to a jury trial in any action arising out of or relating to this Lease. Any award rendered in any such arbitration proceedings shall be binding on each of the parties hereto, and judgment may be entered thereon in the California Superior Court for the County of Los Angeles. The arbitration requirement does not limit the right of Lessor to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

This Lease has been entered into and shall be performed in California and, therefore, this Lease shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

LESSEE:			LESSOR: JULES AND ASSOCIATES, INC.

By:	/s/ Timothy S. Patterson	Date: 07/03/2014	By:	/s/ Scott C. Monroe	Date: 07/03/2014
Name:	Timothy S. Patterson		Name:	Scott C. Monroe
Title:	Chief Financial Officer		Title:	Senior Vice President

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